Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 3, 2024 (the “Effective Date”), by and between SKY HARBOUR GROUP CORPORATION, a Delaware corporation (the “Company”), and WILLARD WHITESELL (“Employee”).

WHEREAS the Company desires to engage Employee to render services to the Company; and

WHEREAS the Company and Employee desire to enter into this Agreement in order to, among other things, describe the position(s) and responsibilities of Employee and Employee’s compensation and employment terms in consideration thereof.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1.

Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee to serve as its Chief Operating Officer. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position, including those duties set forth in the attached Exhibit A, and such other duties and responsibilities as may be prescribed from time to time by the Company. Employee shall devote substantially all of Employee’s business time, attention and effort to the performance of Employee’s duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise, without the express written consent of the Company, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee's duties. Employee’s primary work location shall be at Westchester County Airport (HPN) in White Plains, NY subject to frequent travel. Employee’s targeted start date is January 3, 2024.

2.	[RESERVED]

3.	[RESERVED]

4.

Salary. As of the Effective Date and continuing during the Employment Term (as defined below), the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $500,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such base salary may be periodically reviewed and changed by the Chief Executive Officer of the Company (the “CEO”), including upon any renewal of this Agreement, but not decreased without Employee's express written consent; provided, however, Employee hereby consents in advance to any Company-wide salary reductions; provided, further, that any such reduction does not exceed ten percent (10%) of Employee’s base salary then in effect and is in an amount that is not proportionately greater than any salary reduction applied to other members of the Company’s senior management at the discretion of the Company (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”).

5.	Other Compensation and Fringe Benefits. Employee shall be entitled to the following during the Employment Term:

(a)

the standard Company retirement, health and welfare benefits generally provided to other members of senior management by the Company on the same terms and conditions generally applicable to such benefits. The Company reserves the right to modify or eliminate any benefit plan at any time.

(b)

a discretionary annual incentive bonus opportunity for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance metrics to be established annually by the CEO and the Compensation Committee of the Company Board of Directors (the “Annual Bonus”). Employee's target Annual Bonus shall be made up of two components, as follows, and shall initially be: (a) a cash component with a target equal to 100% of Employee's Annual Base Salary and (b) an equity-based component of a Discretionary Grant (as defined in Subsection 5(d) below) with a target amount equal to 200% of Employee’s Annual Base Salary, in each case, such targets are subject to adjustment at the discretion of the Compensation Committee of the Board of Directors. For the avoidance of doubt, the Annual Bonus, including both the cash and equity-based components, are discretionary and may be 0% of Employee's Annual Base Salary if Employee fails to meet performance goals for the year and may pay above target for exceptional annual performance goal attainment. Any Annual Bonus for 2024 shall be pro-rated to reflect the number of days worked during the Company’s 2024 fiscal year. For Employee to be eligible for the Annual Bonus, Employee must be employed by the Company on December 31 of the year for which the Annual Bonus, if any, is earned. The Annual Bonus, if any, will be paid no later than March 15 of the year immediately following the year in which the Annual Bonus is earned.

(c)

following the Effective Date and no later than March 15, 2024, Employee shall receive a one-time restricted stock unit grant of shares of the Company’s common stock (the “Initial Grant”) with a Grant Date Fair Value of $1,100,000. The selection of the grant date shall be at the discretion of the Board (same grant date as for all similarly situated executives receiving an annual equity grant). The “Grant Date Fair Value” shall be the ten (10) day trading average of the Company’s common stock preceding the Grant Date. The Initial Grant shall vest ratably over four years, with 25% of the Initial Grant vesting on the first anniversary of the grant date, and the remainder of the Initial Grant vesting in equal monthly installments thereafter so long as Employee remains employed with the Company on each vesting date. The Initial Grant shall vest 100% upon the closing of a Change in Control (as defined in the Company’s 2022 Incentive Award Plan, as amended from time to time (the “Plan”)), subject to Employee’s valid and timely execution and nonrevocation of the Company’s Release (as defined below). Except as otherwise stated herein, the Initial Grant shall be subject to the terms, definitions and provisions of the Company’s 2022 Incentive Award Plan and the applicable award agreement, including with respect to vesting and forfeiture.

(d)

in accordance with Subsection 5(b) above, Employee will be eligible for future annual equity grants of restricted stock units of the Company’s common stock (the “Discretionary Grant”) as part of the equity-based component of the Annual Bonus, as determined at the discretion of the Board or the Compensation Committee of the Board. It is anticipated that Discretionary Grants shall vest over four years, with 25% of the Discretionary Grant vesting on the first anniversary of the grant date, and the remainder of the Discretionary Grant vesting in equal monthly installments thereafter based on Employee’s continued employment with the Company on each vesting date, and subject to any performance criteria adopted by the Board or the Compensation Committee of the Board. Any Discretionary Grant shall vest 100% upon the closing of a Change in Control (as defined in the Company’s 2022 Incentive Award Plan, as amended from time to time (the “Plan”)), subject to Employee’s valid and timely execution and nonrevocation of the Company’s Release (as defined below). Except as otherwise set forth herein, any Discretionary Grant shall otherwise be subject to the terms, definitions and provisions of the Company’s Plan and the applicable award agreement, including with respect to vesting and forfeiture.

6.

Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to reasonable paid vacation periods as provided to other members of senior management, but in no event less than 12 days per year, and in accordance with the Company's standard policies, or as the Company may approve. In addition, Employee shall be entitled to such holidays consistent with the Company's standard policies or as the Company may approve.

7.

Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for Employee’s reasonable travel, lodging, entertainment and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company's expense reimbursement policy.

8.

Employment At-Will. Employee’s employment is “at-will,” which means that Employee or the Company may terminate Employee’s employment at any time without any advance notice, and for any reason or no reason at all, in accordance with Subsection 8(a). No one may change the at-will nature of Employee’s employment, except in an express written agreement signed by Employee and an officer of the Company. The “Employment Term” is the period beginning on the Effective Date and ending on the last day of Employee's employment (and automatically upon Employee's death).

(a)

Notice of Termination. Any termination of Employee's employment (other than by reason of death) shall be communicated by a written Notice of Termination given in accordance with Section 25. For purposes of this Agreement, a “Notice of Termination” means a written notice that indicates the date of termination, if other than the date of receipt of the Notice of Termination; provided, however, that any such date shall not exceed the date of receipt by more than 30 days; provided, further, that such date of termination upon death of Employee shall be the date of death (such date, as the case may be, the “Date of Termination”).

(b)

The Company shall pay Employee the following: (i) by the regular payday for the pay period worked after the Date of Termination, any earned but unpaid Annual Base Salary and (ii) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination.

(c)

Termination due to a Change in Control. The Employee's employment hereunder may be terminated by the Company or its successor due to a Change in Control (as defined in the Plan). In the event of such termination within thirty-six (36) months of the Effective Date, in addition to the sums due under subsection (b) above, the Employee shall be entitled to receive a lump sum payment equal to the Employee's Annual Base Salary then in effect for the year in which the termination occurs, which shall be paid within ninety (90) days following the termination date; provided that, if the Release execution period (described in the relevant Release agreement) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. A termination shall be presumed to be due to Change of Control if the termination occurs without Cause or occurs by Employee with Good Reason either in the six (6) months preceding of a Change of Control or the six (6) months following a Change of Control.

(d)

Continuation of Vesting. In the event of Employee’s termination by the Company for any reason other than Cause (as defined below) or by Employee for Good Reason (as defined below) (for the avoidance of doubt, not including termination due to death), the Initial Grant and Discretionary Grants will continue to vest per terms of the grant subject to Employee’s valid and timely execution and nonrevocation of the Company’s form of general release of claims and covenant not to sue (“Release”). “Cause” shall mean that Employee has engaged in any of the following events, as determined by the Company in good faith: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Employee and the Company; (ii) failure to perform Employee’s duties in a satisfactory manner; (iii) any act constituting embezzlement, dishonesty, fraud, immoral or disreputable conduct in connection with Employee’s employment with the Company that results in harm to the Company's business, operations, or reputation; (iv) any conduct which constitutes a felony or any crime involving moral turpitude under applicable law; (v) Employee's violation of the Company's written policies or codes of conduct, including any violation of the Company’s policies prohibiting harassment and discrimination; (vi) refusal to follow or implement lawful directives from the Company's management; or (vii) a material act or omission that results in a breach of fiduciary duty or duty of loyalty to the Company. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Employee shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause, if curable, under prong (ii) above. “Good Reason” shall mean (i) a reduction in the Employee's Annual Base Salary by more than ten percent (10%); (ii) a material reduction in the Employee's Bonus opportunity, provided neither a discretionary bonus of $0 nor a general reduction in Bonus opportunity that affects other senior executives of the Company in substantially the same proportion are grounds for Good Reason; (iii) a relocation of the Employee's principal place of employment more than 50 miles one-way commute from Employee’s present place of work; (iv) any material breach by the Company of any material provision of this Agreement; or (v) a material, adverse change in the Employee's title, authority, duties, reporting structure or responsibilities in a manner that is materially inconsistent with Employee’s responsibilities or reporting structure as of the date of this Agreement (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law), provided that that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a material adverse change in Employee’s reporting structure; provided, that in order for Employee’s resignation with Good Reason to be effective hereunder, (x) Employee must deliver to the Company written notice of Employee’s resignation for Good Reason within 30 days after the initial occurrence of any such event, (y) the Company must have failed to cure such event within 30 days after receipt of such notice, and (z) Employee must actually resign employment within 30 days after the end of such cure period. The termination of Employee’s employment for Cause shall preclude Employee’s resignation with Good Reason.

9.	Code Section 280G.

(a)

If any benefits provided for in this Agreement or otherwise payable to Employee (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable U.S. federal, state, local, and other taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the manner that results in the greatest economic benefit for Employee, as determined by the Firm (as defined below). If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata. If deemed necessary for compliance with Section 409A (as defined below), any reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are such “deferred compensation.” To the extent any such payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order. Further, to the extent that any Payments are submitted to the Company’s stockholders for approval in accordance with U.S. Treasury Regulation Section 1.280G-1 Q&A 7, any reduction in, or waiver of, such Payments required by such vote will be applied without any application of discretion by Employee and in the order prescribed by this Section 9. In no event shall the Company or any shareholder be liable to Employee for any amounts not paid as a result of the operation of this Section 9.

(b)

Unless the Company and Employee otherwise agree in writing, the Company will engage a nationally recognized firm of independent public accountants selected by the Company and to which Employee agrees, or such other person or entity to which the parties mutually agree (the “Firm”) to make any determinations required under this Section 9, which determinations will be made in writing by the Firm. The Company and Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make its determinations under this Section 9. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

10.    Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

11.    Confidential Information. Employee acknowledges that Employee occupies a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Therefore, Employee agrees not to disclose, nor use for Employee’s benefit or the benefit of any other person or entity, any of the Company’s Confidential Information. For the purposes of this Agreement, “Confidential Information” means (i) trade secrets, inventions, ideas, processes, formulas, algorithms, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, donors, and customers; (iii) sensitive personnel information including the skills and compensation of other employees of the Company; (iv) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, donors, whether existing or potential; (v) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product or marketing concepts and (vi) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers. For the avoidance of doubt, Confidential Information does not include (x) information that is or becomes generally known to the public through lawful means and through no fault of yours; (y) information that is part of Employee’s general knowledge or (z) information that is disclosed to Employee without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality.

12.	Protected Rights; DTSA Notice.

(a)

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement prohibits Employee from exercising protected rights, including rights under the National Labor Relations Act, the right to file a charge with the Equal Employment Opportunity Commission or the right to report possible violations of law to or participate in an investigation by any federal, state or local government agency.

(b)

Employee acknowledges receipt of the following notice pursuant to 18 U.S.C. § 1833(b)(1) (Defend Trade Secrets Act): “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

13.	Full-Time Employment.

Employee agrees that, during the Employment Term, Employee shall devote substantially all of his business time, attention and energies to the diligent and faithful performance of the services to the Company and its affiliates.

14.

Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.

15.

Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of the Company. Employee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

16.	[RESERVED]

17.

Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Employee of any of the obligations of this Agreement, the Company shall have the right, among other rights, to seek damages sustained thereby and to seek and obtain an injunction or decree of specific performance from any arbitrator or court of competent jurisdiction, as applicable, to restrain or compel Employee to perform as agreed herein. Employee hereby acknowledges that obligations under Sections and Subsections 11, 14, 15, 17, 18 and 19 shall survive the termination of employment and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

18.

No Mitigation. The Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

19.

Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

20.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

21.	Dispute Resolution.

(a)

Binding Arbitration. The parties agree that all disputes arising from or relating in any way to this Agreement or Employee’s employment with the Company shall be resolved by final and binding arbitration before a neutral arbitrator in accordance with the then current JAMS Employment Arbitration Rules & Procedures, which are available for review at www.jamsadr.com/rules-employment-arbitration. Notwithstanding any contrary statement in such JAMS rules and policy, however, the Company shall pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing, except that Employee shall be responsible for paying the initial arbitration filing fees up to the amount Employee would have had to pay had the matter been filed in court. The arbitrator shall have the authority to award costs and attorney's fees to the prevailing party as provided by applicable law to the same extent as in a court of law. Otherwise, each party shall bear its own costs and attorney's fees incurred in connection with the arbitration. Each and every one of the Company’s shareholder(s), subsidiaries, directors, officers, employees, and other agents is expressly designated a beneficiary of the agreement to arbitrate provided by this Section 21. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 21, except if any court finds that the Federal Arbitration Act does not apply, the laws of the state of New York shall govern the interpretation and enforcement of this Section 21.

(b)

No Class or Collective Arbitration. The arbitrator shall not have the authority to adjudicate class, collective, or representative claims, to award any class, collective, or other representative relief on behalf of any person other than Employee, or, without all parties' consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding.

(c)

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT OR THE PERFORMANCE BY THE PARTIES OF ITS OR THEIR TERMS IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ONE PARTY AGAINST THE OTHER, REGARDLESS OF THE BASIS OF THE CLAIM OR CAUSE OF ACTION.

22.	Successors. This Agreement may not be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

23.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.

Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

25.

Notices. Employee agrees to accept by mail or email all documents, notices, requests or instructions relating to this Agreement and Employee’s employment with the Company, including all other documents that the Company is required to deliver to its employees. Employee may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with Employee’s ability to access the documents. Any document, notice, request or instruction to be given hereunder shall be in writing and shall be deemed given when emailed, personally delivered or three days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested. Any documents sent pursuant to this Section 25, shall be sent to the parties at their respective addresses set forth below:

To the Company:	Sky Harbour Group Corporation 136 Tower Road Hangar M Westchester County Airport White Plains, NY 10604 Attn: Tal Keinan tkeinan@skyharbour.group

To Employee:	Last address on file with the Company

26.

Indemnification and Insurance. Subject to applicable law and eligibility, Employee will be provided indemnification on terms determined by the Company but in no event upon terms less favorable than the terms offered or provided to other members of senior management, and subject to the terms of any separate written indemnification agreement. For the avoidance of doubt, under no circumstances shall Employee be eligible for or be provided indemnification for any legal action in any forum that the Company, or its subsidiaries and affiliates pursue against Employee or that Employee pursues against the Company, or its subsidiaries and affiliates.

27.	Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

28.

Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

29.

Claw-Back. Notwithstanding any provision in this Agreement to the contrary, amounts payable hereunder shall be subject to claw-back or disgorgement, to the extent applicable, under (i) the policies or any claw back policy adopted by the Company that apply to other members of senior management; (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder and (iii) the Sarbanes-Oxley Act of 2002.

30.	[RESERVED]

31.

Code Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code and related Treasury Regulations (“Section 409A”) or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly. Notwithstanding any provision to the contrary in this Agreement, with respect to any amounts under this Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of Employee’s termination of employment, Employee shall not be deemed to have terminated employment unless and until Employee has experienced a “separation from service” (as that term is used in Section 409A). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Employee that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A- 3(i)(1)(iv). Accordingly, (i) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred; (ii) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit and (iii) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, on and after the date on which the Company’s stock becomes publicly traded on an established securities market or otherwise, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Company during the six month period immediately following Employee’s separation from continued employment shall instead be paid on the first business day after the date that is six months following Employee’s separation from continued employment (or, if earlier, Employee's date of death).

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

SKY HARBOUR GROUP CORPORATION		EMPLOYEE

By:		Name:
Will Whitesell
Its:	Chief Executive Officer

EXHIBIT A

Duties and responsibilities of Chief Operating Officer

Within first 180 days:

■	Understand Sky Harbour mission
●	Articulate it in own terms
●	Define COO role in a manner that maximizes contribution to mission success
■	Assume responsibility and establish authority in key operating verticals:
●	Development and Construction:
o	Set ambitious targets for psf construction costs, construction timeframes, risk-management and quality assurance.
o	Lead negotiations with vendors, contractors and third parties related to our hangar campus construction
o	Review development and construction teams, processes, and resources, and draft strategy for achieving above goals.
o	Stabilize Rapid Built management and orient subsidiary in support of above goals.
o	Oversight over process integrity to optimize throughput time from permitting, manufacturing to erection to project completion.
●	Airfield Operations
o	Support VP Airfield Operations in ensuring:
■	Safety
■	Operational efficiency (HR / budget)
■	Tenant satisfaction
o	Support CEO in constantly refining service model to dramatically differentiate Sky Harbour from any other player in aviation.
●	Corporate
o	Budget
o	HR
o	IT
o	Supplier relationships
o	Internal and external processes

Within 360 days:

●	Revenue:
o	Support CEO in setting ambitious targets for campus lease- up time frames and tenant rental rates.
o	Review Revenue team, processes, and resources, and draft strategy for achieving above goals.
o	Support CEO in drafting strategy to efficiently design, create and manage additional revenue streams.
o	Support CEO in creating marketing strategy, including budget and HR.

A-1

■	Be in a position, in cooperation with the CFO, to run the company for up to two weeks without CEO input.
■	Operating Verticals:
●	Corporate: Autonomous leadership of above-defined vertical functions.
●	Development, Construction and Manufacturing:
o	On track to deliver on construction cost and time targets.
o	Rapid Built fully integrated
■	Cost and time savings realized
■	Quality-assurance goals achieved
■	Established as ‘secret weapon’ in constant prototype enhancement.
●	Revenue:
o	Have ‘A-team’ first-rate resources, and smart processes in place to achieve / exceed lease-up and rental-rate targets.
o	Additional revenue streams coming online successfully at good pace.
o	Marketing: Brand established and growing:
■	Airport sponsors familiar with benefits of the Sky Harbour model, actively and specifically seeking Sky Harbour campuses at their airports.
■	Aircraft owners familiar with Sky Harbour as the “Smartest way to own an airplane,” actively seeking membership in Sky Harbour.
●	Airfield Operations
o	Consistently achieving safety and operational efficiency targets.
o	Consistently receiving outstanding feedback from members:
■	Established ‘listening’ program, to receive and process member feedback to guide refinement of physical and service offerings.
■	Constant design and implementation of original service offerings to delight members.
■	Set targets for member evangelism.

A-2